ARTICLES SUPPLEMENTARY

OF

HEARTLAND GROUP, INC.

The Board of Directors of Heartland Group, Inc. ("Heartland Group"), a corporation organized and existing under the laws of the State of Maryland and registered as an open-end investment company under the Investment Company Act of 1940, by resolutions unanimously adopted on April 29, 2013, has taken action to designate a new series, effective July 19, 2013, to be known as the Heartland International Value Fund and to release 100 million shares of stock held in treasury for issuance in such series. Heartland Group, having been authorized to issue one billion (1,000,000,000) shares of capital stock with a par value of one-tenth of one cent ($.001) per share, or an aggregate par value of one million dollars ($1,000,000), has the following four series in existence as of the effective date hereof:

Series	No. of Shares
Heartland Value Fund Heartland Select Value Fund Heartland Value Plus Fund Heartland International Value Fund	150 Million 100 Million 100 Million 100 Million

All of such designated series of shares have the relative preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Section 7.2 of Heartland Group’s Articles of Incorporation, as amended.

The Board of Directors has taken this action pursuant to the powers conferred upon it under Section 7.1 of Heartland Group’s Articles of Incorporation and Sections 2-105(a)(10), 2-105(c), and 2-208 of the Maryland General Corporation Law.

HEARTLAND GROUP, INC.

By:____________________________________________

William R. Nasgovitz, Chief Executive Officer

Attest:

By:____________________________________________

Katherine M. Jaworski, Secretary

Dated:  April 29, 2013.

STATE OF WISCONSIN

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COUNTY OF MILWAUKEE

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On this 29th day of April, 2013, before me, a Notary Public for the State and County set forth above, personally came William R. Nasgovitz, as Chief Executive Officer of Heartland Group, Inc., and Katherine M. Jaworski, as Secretary of Heartland Group, Inc., and in their said capacities each acknowledged the foregoing Articles Supplementary to be the act and deed of said corporation and further acknowledged that, to the best of their knowledge, the matters and facts set forth therein are true in all material respects under the penalties of perjury.

IN WITNESS WHEREOF, I have signed below in my own hand and attached my official seal on the day and year set forth above.

Notary Public

My Commission Expires

(SEAL)

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